Third Point Re Reports Strong Second Quarter Earnings; Affirms Appointment of Daniel Malloy as Chief Executive Officer and Appoints Mr. Malloy and Sid Sankaran as Members of the Board of Directors

Net income of $53.1 million, or $0.57 per diluted common share, for second quarter of 2019
Combined ratio of 101.1% for second quarter of 2019
Diluted book value per share of $14.51 as of June 30, 2019
HAMILTON, Bermuda, August 7, 2019, Third Point Reinsurance Ltd. (“Third Point Re” or the “Company”) (NYSE:TPRE) today announced results for its second quarter ended June 30, 2019, affirmed Daniel Malloy as Chief Executive Officer and added Mr. Malloy and Sid Sankaran, former Chief Financial Officer of AIG, Inc. to its Board of Directors.
Earnings Summary
Third Point Re reported net income available to common shareholders of $53.1 million, or $0.57 per diluted common share, for the three months ended June 30, 2019, compared to net income available to common shareholders of $19.6 million, or $0.19 per diluted common share, for the three months ended June 30, 2018. For the six months ended June 30, 2019, Third Point Re reported net income available to common shareholders of $186.0 million, or $2.00 per diluted common share, compared to a net loss available to common shareholders of $6.4 million, or $(0.06) per diluted common share, for the six months ended June 30, 2018.
“I am pleased with our second quarter results as we improved our combined ratio to 101.1% and Third Point LLC delivered another solid quarterly investment return of 2.9%, bringing our year-to-date return to 10.3%.  We delivered a return on equity of 4.0% for the quarter and 15.4% for the first half of the year,” commented Dan Malloy, Chief Executive Officer.  “I would like to highlight that our 101.1% combined ratio for the quarter means we are on track to achieve our goal of delivering underwriting profitability, subject to catastrophe events, by year end.  This will be an important milestone for the company and a validation of our strategy to deliver value from both sides of our balance sheet.  We have continued to build out our underwriting team over the past year, where we have successfully recruited talented underwriters, to allow us to expand our portfolio into new profitable lines of business including property catastrophe and specialty.  We are encouraged with our progress to date with the build out of our team and portfolio positioning going better than expected.”

Affirmation of Daniel Malloy as CEO and Appointment to the Board of Directors
The Board of Directors has concluded its review and consideration of the Company’s leadership and has affirmed Daniel Malloy as Chief Executive Officer of the Company. Mr. Malloy has also been added to the Company’s Board of Directors and will serve on the Company’s Executive Committee.
Josh Targoff, Chairman of the Company commented, “Dan Malloy has been a valued senior leader of the Company since its inception in 2012, and has successfully expanded Third Point Re’s underwriting capabilities over the past quarter and positioned the Company for underwriting profit.  He has proven himself to be the leader this Company needs. His long history as an underwriter and keen, shareholder-focused business sense will serve the interests of all the Company's stakeholders.”

Appointment of Sid Sankaran to the Board of Directors
The Company also announced the appointment of Sid Sankaran, currently Chief Financial Officer of Oscar Health, and former Chief Financial Officer and Chief Risk Officer of AIG, Inc., as a member of the Board of Directors. Mr. Sankaran, 42 years old, brings a diverse set of skills and breadth of knowledge to the Board. Mr. Sankaran will serve on the Company’s Audit Committee, Investment and Finance Committee and will serve as chair of the Company’s Risk and Compliance Committee.
Mr. Targoff further commented, “I am delighted to welcome an executive of Sid’s caliber to our Board. Sid’s in-depth knowledge of the current insurance and reinsurance markets, his history of dealing with both regulators and ratings agencies, his understanding and appreciation for capital allocation, and his overall business sense and judgment will benefit our shareholders tremendously.”
Mr. Sankaran stated, “I am excited about the prospect of joining Third Point Re. I believe the Company’s structural advantages position it well and look forward to working with the board members and senior executives to realize the Company’s full potential.”

Additional Information on Financial Results
The following table shows certain key financial metrics for the three and six months ended June 30, 2019 and 2018:

	Three months ended		Six months ended
	June 30, 2019	June 30, 2018	June 30, 2019	June 30, 2018
	($ in millions, except for per share data and ratios)
Gross premiums written	$82.6	$49.8	$402.2	$428.1
Net premiums earned	$145.5	$141.5	$298.5	$284.0
Net underwriting loss (1)	$(1.7)	$(5.1)	$(7.4)	$(11.4)
Combined ratio (1)	101.1%	103.6%	102.5%	104.0%
Net investment return on investments managed by Third Point LLC	2.9%	1.0%	10.3%	0.8%
Net investment income	$69.1	$31.2	$224.1	$29.0
Net income (loss) available to Third Point Re common shareholders	$53.1	$19.6	$186.0	$(6.4)
Diluted earnings (loss) per share available to Third Point Re common shareholders	$0.57	$0.19	$2.00	$(0.06)
Change in diluted book value per share (2)	4.0%	1.6%	11.8%	(0.1)%
Return on beginning shareholders’ equity attributable to Third Point Re common shareholders (2)	4.0%	1.2%	15.4%	(0.4)%
Net investments managed by Third Point LLC (3)	$2,472.0	$2,134.1	$2,472.0	$2,134.1

(1)	See the accompanying Segment Reporting for a calculation of net underwriting loss and combined ratio.

(2)
Change in diluted book value per share and return on beginning shareholders’ equity attributable to Third Point Re common shareholders are non-GAAP financial measures. There are no comparable GAAP measures. See the accompanying Reconciliation of Non-GAAP Measures and Key Performance Indicators for an explanation and calculation of diluted book value per share and return on beginning shareholders’ equity attributable to Third Point Re common shareholders.

(3)	Prior year comparatives represent amounts as of December 31, 2018.
Property and Casualty Reinsurance Segment
Gross premiums written
Gross premiums written increased by $32.9 million, or 66.1%, to $82.6 million for the three months ended June 30, 2019 from $49.8 million for the three months ended June 30, 2018. The increase in gross premiums written was primarily due to new contracts bound in the current year period, including $15.8 million of property catastrophe business.
Gross premiums written decreased by $25.9 million, or 6.0%, to $402.2 million for the six months ended June 30, 2019 from $428.1 million for the six months ended June 30, 2018. The decrease in gross premiums written was primarily due to the net impact of contract extensions, cancellations and contracts renewed with no comparable premium in the comparable period, as well as, contracts that we did not renew in the current year. This decrease was partially offset by new contracts in the current year period, including $57.4 million of property catastrophe business.
Net premiums earned
The increase in net premiums earned in the three and six months ended June 30, 2019 compared to the three months ended June 30, 2018 was primarily due to a higher in-force underwriting portfolio.
Net underwriting results
The improvement in the net underwriting results for the three and six months ended June 30, 2019 compared to prior year periods was primarily due to a shift in the mix of business, including earnings on new property catastrophe and specialty business.
For the three and six months ended June 30, 2019, we recorded a net $0.1 million and $0.5 million improvement in the net underwriting results, respectively, related to favorable development of prior years’ loss reserves net of the related impact of acquisition costs.
For the three and six months ended June 30, 2018, we recorded a net $2.4 million and $2.8 million improvement in the net underwriting results, respectively, related to favorable development of prior years’ loss reserves net of the related impact of acquisition costs.

Investments
During 2019, we began reducing our investment risk by reallocating some of our investments in Third Point Enhanced Fund (“TP Fund”) to fixed income investments. This initial realignment of our investment strategy was being driven by several factors, including the following:

•
An increasing underwriting risk profile, including writing property catastrophe business, that requires additional risk capital to support these underwriting activities which, taken together with other actions, should improve our underwriting results over time;

•
The need for greater liquidity to pay potential claims also as a result of the changing underwriting risk profile, which now exposes us to natural catastrophe and other loss events where there could be a need to pay claims to our clients on short notice; and

•	To meet our targeted levels of risk-adjusted capitalization in accordance with our enterprise-wide risk appetite.
For the three months ended June 30, 2019, the portfolio saw strong results across each investment strategy with long equity investments driving the majority of gains for the quarter. Within equities, every sector, except energy, contributed to positive results on the long side and short equity investments and hedges reduced net investment income. Each sub-strategy within the credit portfolio added to positive performance with strength in asset-backed securities contributing the most to our results for the period. The macroeconomic and other portfolio was also positive as gains in arbitrage offset modest losses in currency hedges and the ventures portfolio.
For the six months ended June 30, 2019, gains from the equity portfolio contributed to the majority of returns for the year. The return on average exposure for the equity portfolio outpaced broader equity market index performance. Strong performance across long equity investments, primarily in the activist positions, were partially offset by losses from short equity investments and hedges. The credit strategy was also a meaningful contributor to returns with positive results in corporate credit, sovereign debt, and asset-backed securities. The macroeconomic and other portfolio also added to returns across each sub-strategy for the period.
Conference Call Details
The Company will hold a conference call to discuss its second quarter 2019 results at 8:30 a.m. Eastern Time on August 8, 2019. The call will be webcast live over the Internet from the Company’s website at www.thirdpointre.bm under the “Investors” section. Participants should follow the instructions provided on the website to download and install any necessary audio applications. The conference call will also be available by dialing 1-855-327-6837 (domestic) or 1-631-891-4304 (international). Participants should ask for the Third Point Reinsurance Ltd. second quarter earnings conference call.
A replay of the live conference call will be available approximately three hours after the call. The replay will be available on the Company’s website or by dialing 1-844-512-2921 (domestic) or 1-412-317-6671 (international) and entering the replay passcode 10007261. The telephonic replay will be available until 11:59 p.m. (Eastern Time) on August 15, 2019.
Safe Harbor Statement Regarding Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond the Company’s control. The Company cautions you that the forward-looking information presented in this press release is not a guarantee of future events, and that actual events may differ materially from those made in or suggested by the forward-looking information contained in this press release. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “plan,” “seek,” “comfortable with,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue” or the negative thereof or variations thereon or similar terminology. Actual events, results and outcomes may differ materially from the Company’s expectations due to a variety of known and unknown risks, uncertainties and other factors. Although it is not possible to identify all of these risks and factors, they include, among others, the following: results of operations fluctuate and may not be indicative of our prospects; more established competitors; losses exceeding reserves; highly cyclical property and casualty reinsurance industry; downgrade, withdrawal of ratings or change in rating outlook by rating agencies; significant decrease in our capital or surplus; dependence on key executives; dependence on letter of credit facilities that may not be available on commercially acceptable terms; inability to service our indebtedness; limited cash flow and liquidity due to our indebtedness; inability to raise necessary funds to pay principal or interest on debt; potential lack of availability of capital in the future; credit risk associated with the use of reinsurance brokers; future strategic transactions such as acquisitions, dispositions, mergers or joint ventures; technology breaches or failures, including cyber-attacks; lack of control over Third Point Enhanced LP (“TP Fund”); lack of control over the allocation and performance of TP Fund’s investment portfolio; dependence on Third Point LLC to implement TP Fund’s investment strategy; limited ability to withdraw our capital accounts from TP Fund; decline in revenue due to poor performance of TP Fund’s investment portfolio; TP Fund’s investment strategy involves risks that are greater than those faced by competitors; termination by Third Point LLC of our or TP Fund’s investment management agreements; potential conflicts of interest with Third Point LLC; losses resulting from significant investment positions; credit risk associated with the default on obligations of counterparties; ineffective investment risk management systems; fluctuations in the market value of TP Fund’s investment portfolio; trading restrictions being placed on TP Fund’s investments; limited termination provisions in our investment management agreements; limited liquidity and lack of valuation data on certain TP Fund’s investments; U.S. and global economic downturns; specific characteristics of investments in mortgage-backed securities and other asset-backed securities, in securities of issues based outside the U.S., and in special situation or distressed companies; loss of key employees at Third Point LLC; Third Point LLC’s compensation arrangements may incentivize investments that are risky or speculative; increased regulation or scrutiny of alternative investment advisers affecting our reputation; suspension or revocation of our reinsurance licenses; potentially being deemed an investment company under U.S. federal securities law; failure of reinsurance subsidiaries to meet minimum capital and surplus requirements; changes in Bermuda or other law and regulation that may have an adverse impact on our operations; Third Point Re and/or Third Point Re BDA potentially becoming subject to U.S. federal income taxation; potential characterization of Third Point Re and/or Third Point Re BDA as a passive foreign investment company; subjection of our affiliates to the base erosion and anti-abuse tax; potentially becoming subject to U.S. withholding and information reporting requirements under the Foreign Account Tax Compliance Act; and other risks and factors listed under “Risk Factors” in the Company’s most recent Annual Report on Form 10-K and other periodic and current disclosures filed with the Securities and Exchange Commission. All forward-looking statements speak only as of the date made and the Company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.
Non-GAAP Financial Measures and Other Financial Metrics
In presenting Third Point Re’s results, management has included financial measures that are not calculated under standards or rules that comprise accounting principles generally accepted in the United States (GAAP). Such measures, including basic and diluted book value per share and return on beginning shareholders’ equity attributable to Third Point Re common shareholders, are referred to as non-GAAP measures. These non-GAAP measures may be defined or calculated differently by other companies. Management believes these measures allow for a more complete understanding of the underlying business. These measures are used to monitor our results and should not be viewed as a substitute for those determined in accordance with GAAP. Reconciliations of such measures to the most comparable GAAP figures are included in the attached financial information in accordance with Regulation G.
About the Company
The Company is a public company listed on the New York Stock Exchange which, through its wholly-owned subsidiaries Third Point Re BDA and Third Point Reinsurance (USA) Ltd. (“Third Point Re USA”), writes property and casualty reinsurance business. Third Point Re BDA and Third Point Re USA each have an “A-” (Excellent) financial strength rating from A.M. Best Company, Inc.
Contact
Third Point Reinsurance Ltd.
Christopher S. Coleman - Chief Financial Officer
investorrelations@thirdpointre.bm
+1 441-542-3333

THIRD POINT REINSURANCE LTD.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
As of June 30, 2019 and December 31, 2018
(expressed in thousands of U.S. dollars, except per share and share amounts)

	June 30, 2019	December 31, 2018
Assets
Investment in related party investment fund, at fair value (cost - $891,850; 2018 - $1,564,850)	$824,352	$1,284,004
Debt securities, trading, at fair value (cost - $577,274; 2018 - $252,362)	567,354	239,640
Other investments, at fair value	3,010	84
Total investments	1,394,716	1,523,728
Cash and cash equivalents	93,757	104,183
Restricted cash and cash equivalents	656,146	609,154
Redemption receivable from related party investment fund	400,000	—
Due from brokers	—	1,411
Interest and dividends receivable	1,792	1,316
Reinsurance balances receivable	696,170	602,448
Deferred acquisition costs, net	208,027	203,842
Unearned premiums ceded	15,473	17,552
Loss and loss adjustment expenses recoverable	3,655	2,031
Other assets	19,715	20,569
Total assets	$3,489,451	$3,086,234
Liabilities
Accounts payable and accrued expenses	$14,843	$7,261
Reinsurance balances payable	88,670	69,701
Deposit liabilities	148,845	145,342
Unearned premium reserves	702,398	602,936
Loss and loss adjustment expense reserves	1,021,776	937,157
Participation agreement with related party investment fund	—	2,297
Interest and dividends payable	3,022	3,055
Senior notes payable, net of deferred costs	113,999	113,911
Total liabilities	2,093,553	1,881,660
Commitments and contingent liabilities
Shareholders' equity
Preference shares (par value $0.10; authorized, 30,000,000; none issued)	—	—
Common shares (issued and outstanding: 93,994,924; 2018 - 93,639,610)	9,399	9,364
Additional paid-in capital	924,191	918,882
Retained earnings	462,308	276,328
Shareholders’ equity attributable to Third Point Re common shareholders	1,395,898	1,204,574
Total liabilities and shareholders’ equity	$3,489,451	$3,086,234

THIRD POINT REINSURANCE LTD.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS) (UNAUDITED)
For the three and six months ended June 30, 2019 and 2018
(expressed in thousands of U.S. dollars, except per share and share amounts)

	Three months ended		Six months ended
	June 30, 2019	June 30, 2018	June 30, 2019	June 30, 2018
Revenues
Gross premiums written	$82,637	$49,765	$402,228	$428,125
Gross premiums ceded	(1,473)	(3,479)	(2,185)	(18,125)
Net premiums written	81,164	46,286	400,043	410,000
Change in net unearned premium reserves	64,288	95,207	(101,541)	(126,021)
Net premiums earned	145,452	141,493	298,502	283,979
Net investment income from investment in related party investment fund	66,357	—	213,348	—
Net investment income before management and performance fees to related parties	2,774	45,668	10,736	53,507
Management and performance fees to related parties (1)	—	(14,493)	—	(24,540)
Net investment income	69,131	31,175	224,084	28,967
Total revenues	214,583	172,668	522,586	312,946
Expenses
Loss and loss adjustment expenses incurred, net	82,334	84,000	177,402	176,620
Acquisition costs, net	58,006	57,584	115,504	108,989
General and administrative expenses	19,650	9,696	31,782	19,177
Other expenses	3,811	3,983	7,936	7,978
Interest expense	2,051	2,051	4,080	4,080
Foreign exchange gains	(4,260)	(8,847)	(1,742)	(2,236)
Total expenses	161,592	148,467	334,962	314,608
Income (loss) before income tax (expense) benefit	52,991	24,201	187,624	(1,662)
Income tax (expense) benefit	74	(4,390)	(1,644)	(4,518)
Net income (loss)	53,065	19,811	185,980	(6,180)
Net income attributable to noncontrolling interests in related party	—	(209)	—	(219)
Net income (loss) available to Third Point Re common shareholders	$53,065	$19,602	$185,980	$(6,399)
Earnings (loss) per share available to Third Point Re common shareholders
Basic earnings (loss) per share available to Third Point Re common shareholders	$0.58	$0.20	$2.02	$(0.06)
Diluted earnings (loss) per share available to Third Point Re common shareholders	$0.57	$0.19	$2.00	$(0.06)
Weighted average number of common shares used in the determination of earnings (loss) per share
Basic	91,776,870	99,498,901	91,723,636	100,342,636
Diluted	92,801,799	102,032,485	92,720,466	100,342,636
(1) Effective August 31, 2018, Third Point Reinsurance Ltd., Third Point Reinsurance Company Ltd. (“Third Point Re BDA”) and Third Point Reinsurance (USA) Ltd. (“Third Point Re USA”) and together with Third Point Re BDA, the “TPRE Limited Partners”, entered into a Limited Partnership Agreement (the “2018 LPA”) to invest in Third Point Enhanced LP (“TP Fund”), a related party investment fund. As a result, the management and performance fees are presented within net investment income from investment in related party investment fund from the effective date of the 2018 LPA. Management and performance fees incurred prior to the effective date of the 2018 LPA are reflected in management and performance fees to related parties.

THIRD POINT REINSURANCE LTD.
SEGMENT REPORTING

	Three months ended June 30, 2019		Three months ended June 30, 2018
	Property and Casualty Reinsurance	Total	Property and Casualty Reinsurance	Total
Revenues	($ in thousands)		($ in thousands)
Gross premiums written	$82,637	$82,637	$49,765	$49,765
Gross premiums ceded	(1,473)	(1,473)	(3,479)	(3,479)
Net premiums written	81,164	81,164	46,286	46,286
Change in net unearned premium reserves	64,288	64,288	95,207	95,207
Net premiums earned	145,452	145,452	141,493	141,493
Expenses
Loss and loss adjustment expenses incurred, net	82,334	82,334	84,000	84,000
Acquisition costs, net	58,006	58,006	57,584	57,584
General and administrative expenses	6,769	6,769	4,963	4,963
Total expenses	147,109	147,109	146,547	146,547
Net underwriting loss	$(1,657)	(1,657)	$(5,054)	(5,054)
Net investment income		69,131		31,175
Corporate expenses		(12,881)		(4,733)
Other expenses		(3,811)		(3,983)
Interest expense		(2,051)		(2,051)
Foreign exchange gains		4,260		8,847
Income tax benefit (expense)		74		(4,390)
Net income attributable to noncontrolling interests in related party		—		(209)
Net income available to Third Point Re common shareholders		$53,065		$19,602
Property and Casualty Reinsurance - Underwriting Ratios (1):
Loss ratio	56.6%		59.4%
Acquisition cost ratio	39.9%		40.7%
Composite ratio	96.5%		100.1%
General and administrative expense ratio	4.6%		3.5%
Combined ratio	101.1%		103.6%

	Six months ended June 30, 2019		Six months ended June 30, 2018
	Property and Casualty Reinsurance	Total	Property and Casualty Reinsurance	Total
Revenues	($ in thousands)		($ in thousands)
Gross premiums written	$402,228	$402,228	$428,125	$428,125
Gross premiums ceded	(2,185)	(2,185)	(18,125)	(18,125)
Net premiums written	400,043	400,043	410,000	410,000
Change in net unearned premium reserves	(101,541)	(101,541)	(126,021)	(126,021)
Net premiums earned	298,502	298,502	283,979	283,979
Expenses
Loss and loss adjustment expenses incurred, net	177,402	177,402	176,620	176,620
Acquisition costs, net	115,504	115,504	108,989	108,989
General and administrative expenses	12,993	12,993	9,787	9,787
Total expenses	305,899	305,899	295,396	295,396
Net underwriting loss	$(7,397)	(7,397)	$(11,417)	(11,417)
Net investment income		224,084		28,967
Corporate expenses		(18,789)		(9,390)
Other expenses		(7,936)		(7,978)
Interest expense		(4,080)		(4,080)
Foreign exchange gains		1,742		2,236
Income tax expense		(1,644)		(4,518)
Net income attributable to noncontrolling interests in related party		—		(219)
Net income (loss) available to Third Point Re common shareholders		$185,980		$(6,399)
Property and Casualty Reinsurance - Underwriting Ratios (1):
Loss ratio	59.4%		62.2%
Acquisition cost ratio	38.7%		38.4%
Composite ratio	98.1%		100.6%
General and administrative expense ratio	4.4%		3.4%
Combined ratio	102.5%		104.0%
(1) Underwriting ratios are calculated by dividing the related expense by net premiums earned.

THIRD POINT REINSURANCE LTD.
NON-GAAP MEASURES AND RECONCILIATIONS & KEY PERFORMANCE INDICATORS
Non-GAAP Measures
Basic Book Value per Share and Diluted Book Value per Share
Basic book value per share and diluted book value per share are non-GAAP financial measures and there are no comparable GAAP measures. Basic book value per share, as presented, is a non-GAAP financial measure and is calculated by dividing shareholders’ equity attributable to Third Point Re common shareholders by the number of common shares outstanding, excluding the total number of unvested restricted shares, at period end. Diluted book value per share, as presented, is a non-GAAP financial measure and represents basic book value per share combined with the impact from dilution of all in-the-money share options issued, warrants and unvested restricted shares outstanding as of any period end. For unvested restricted shares with a performance condition, we include the unvested restricted shares for which we consider vesting to be probable. Change in basic book value per share is calculated by taking the change in basic book value per share divided by the beginning of period book value per share. Change in diluted book value per share is calculated by taking the change in diluted book value per share divided by the beginning of period diluted book value per share. We believe that long-term growth in diluted book value per share is the most important measure of our financial performance because it allows our management and investors to track over time the value created by the retention of earnings. In addition, we believe this metric is used by investors because it provides a basis for comparison with other companies in our industry that also report a similar measure.

	June 30, 2019	December 31, 2018
Basic and diluted book value per share numerator:	($ in thousands, except share and per share amounts)
Shareholders’ equity attributable to Third Point Re common shareholders	$1,395,898	$1,204,574
Effect of dilutive warrants issued to founders and an advisor	34,950	—
Effect of dilutive stock options issued to directors and employees	49,142	—
Diluted book value per share numerator	$1,479,990	$1,204,574
Basic and diluted book value per share denominator:
Common shares outstanding	93,994,924	93,639,610
Unvested restricted shares	(2,214,087)	(2,025,113)
Basic book value per share denominator:	91,780,837	91,614,497
Effect of dilutive warrants issued to founders and an advisor	3,494,979	—
Effect of dilutive stock options issued to directors and employees	4,914,229	—
Effect of dilutive restricted shares issued to directors and employees	1,777,266	1,209,285
Diluted book value per share denominator	101,967,311	92,823,782

Basic book value per share	$15.21	$13.15
Diluted book value per share	$14.51	$12.98
Return on Beginning Shareholders’ Equity Attributable to Third Point Re Common Shareholders
Return on beginning shareholders’ equity attributable to Third Point Re common shareholders, as presented, is a non-GAAP financial measure. Return on beginning shareholders’ equity attributable to Third Point Re common shareholders is calculated by dividing net income (loss) available to Third Point Re common shareholders by the beginning shareholders’ equity attributable to Third Point Re common shareholders. We believe that return on beginning shareholders’ equity attributable to Third Point Re common shareholders is an important measure because it assists our management and investors in evaluating the Company’s profitability. When we repurchase our common shares, we also adjust the beginning shareholders’ equity attributable to Third Point Re common shareholders for the impact of the shares repurchased on a weighted average basis. For a period where there was a loss, this adjustment decreased the stated returns on beginning shareholders’ equity and for a period where there was a gain, this adjustment increased the stated returns on beginning shareholders’ equity.

	Three months ended		Six months ended
	June 30, 2019	June 30, 2018	June 30, 2019	June 30, 2018
	($ in thousands)
Net income (loss) available to Third Point Re common shareholders	$53,065	$19,602	$185,980	$(6,399)
Shareholders’ equity attributable to Third Point Re common shareholders - beginning of period	1,338,879	1,607,422	1,204,574	1,656,089
Impact of weighting related to shareholders’ equity from shares repurchased	—	(7,606)	—	(13,673)
Adjusted shareholders’ equity attributable to Third Point Re common shareholders - beginning of period	$1,338,879	$1,599,816	$1,204,574	$1,642,416
Return on beginning shareholders’ equity attributable to Third Point Re common shareholders	4.0%	1.2%	15.4%	(0.4)%
Key Performance Indicator
Net Investment Return on Investments Managed by Third Point LLC
Net investment return represents the return on our net investments managed by Third Point LLC, net of fees. The net investment return on net investments managed by Third Point LLC is the percentage change in value of a dollar invested over the reporting period on our net investment assets managed by Third Point LLC. Effective August 31, 2018, we transitioned from our separately managed account structure to investing in TP Fund. In addition, collateral assets and certain other investment assets are managed by Third Point LLC. The net investment return reflects the combined results of investments managed on behalf of Third Point Re BDA and Third Point Re USA prior to the transition date of August 31, 2018 and the investments in TP Fund, collateral assets and certain other investment assets subsequent to the date of transition. Prior to the transition date of August 31, 2018, the stated return was net of noncontrolling interests and net of withholding taxes, which were presented as a component of income tax expense in our condensed consolidated statements of income. Net investment return is the key indicator by which we measure the performance of Third Point LLC, TP Fund’s investment manager.